February 16, 2006

Mr. John K. Castleberry
240 110th Avenue NW
Bismarck, ND 58503

Dear John:

This letter sets forth MDU Resources Group, Inc.’s offer letter relating to the position of Executive Vice President-Administration. Your drive, knowledge of the Company and operating experience make you an outstanding candidate. I believe you can make a tremendous impact on our future success.

Title: Executive Vice President (EVP) - Administration, leading our Shared Services, Purchasing, Corporate Communications and Government Affairs functions. You will continue to be a member of our Management Policy Committee and report to me.

Effective Date: March 4, 2006.

Salary Class: Salary Class is “I”, which has a market value of $310,000.

Base Salary: $300,000 per year, effective March 4, 2006, and reviewed annually by the Compensation Committee along with other officers’ salaries for the possibility of adjustment.

2006 Executive Incentive Compensation Plan (EICP): Target award of 50% of base salary. Your EICP will be structured so that awards will be tied to MDU Resources Group, Inc.’s performance on EPS and ROIC. For 2006, we will pro-rate the EICP to reflect two months (January and February) of service as the CEO of WBI Holdings, Inc. under your current bonus structure and 10 months of service as EVP-Administration with a base salary of $300,000 per year and an EICP target of 50% of base. The 2006 EICP Plans will be provided to you.

One-time Performance Bonus: I will establish (with your input) performance measures relating to financial improvements and/or efficiency gains in the functions you will be managing. Payment will range from $0 to $250,000, depending on actual results vs. the performance measures. Please note that any Supplemental Bonus payments to you are subject to Compensation Committee approval.

2006 Executive Long-Term Incentive Plan Performance Shares: Target award of 75% of base salary. The February, 2006 Performance Share grant by the Compensation Committee will be based on 75% of $300,000.

Stock Ownership: As a senior member of management, your ownership of MDU stock should reflect the levels set forth in the MDU Resources Group, Inc. Stock Ownership Guideline. However, please be mindful of the short-swing profit provisions of Section 16 before purchasing additional Shares.

As with all officers, the Compensation Committee of the Board of Directors may, from time to time, modify the components of our compensation program (e.g., base salary, EICP, Performance Shares, etc.). Any such modification(s) will apply to you and your participation in the program(s).

Pension Benefits: Pension benefits are provided according to the terms of the pension plan. As previously communicated to you, your pension benefits upon a potential March 3, 2006 separation would be as follows:

Age: 51 Years, 5 Months
March 3, 2006
		Estimated Pension Amount	Estimated SISP Excess Amount
LUMP SUM PAYMENT:		$676,936.06	$222,037.28

IMMEDIATE ANNUITY:		Estimated Monthly Pension Amount	Estimated SISP Excess Amount
Qualified Joint & Survivor (Q J & S)		$3,041.53	$1,917.30

DEFERRED MONTHLY PENSION:

Age 55 Benefit Forms of Payment:	Actuarial Factor	Estimated Monthly Pension Amount	Estimated SISP Excess Amount
Straight Life	1.000	$4,406.58	$2,777.79
Ten Year Certain	0.973	$4,287.60	$2,702.79
Q J & S	0.932	$4,106.93	$2,588.90
Joint & 2/3	0.927	$4,084.90	$2,575.01
Joint & 100%	0.863	$3,802.88	$2,397.23

Age 62 Benefit	Actuarial	Estimated Monthly	Estimated SISP
Forms of Payment:	Factor	Pension Amount	Excess Amount
Straight Life	1.000	$5,577.95	$3,516.19
Ten Year Certain	0.943	$5,260.01	$3,315.76
Q J & S	0.907	$5,059.20	$3,189.18
Joint & 2/3	0.901	$5,025.73	$3,168.09
Joint & 100%	0.820	$4,573.92	$2,883.27

The above amounts were based on a number of factors (such as interest rates, IRS limits, etc.) in place at the time of an anticipated March 3, 2006 separation. We believe your future pension benefit will be higher given the extra years of credited service and the likelihood that your final average pay will exceed the IRS limits. However, certain events such as a significant change in interest rates or a significant change in mortality tables may cause your future pension benefit to be less.

Therefore, if your future pension benefit payment (limited to those distribution options available upon your separation) is less than the comparable distribution option amount as stated above, we will make a supplemental payment necessary to recognize the difference (the "Pension Shortfall"). Any such supplemental payment will be paid in a lump sum as soon as practicable after the date of your termination of employment (or the date 6 months thereafter if you are determined to be a "specified employee," as that term is used in Section 409A(a)(2)(B) of the Internal Revenue Code). Such lump sum payment will be equal to the then present value of the Pension Shortfall, determined in accordance with the methodology for calculating actuarially equivalent lump sum benefits under the pension plan, as in effect at the time of such payment. Any such supplemental payment will be paid from the general assets of the Company, not under the Pension Plan.

SISP Excess: If the actual monthly Q J & S SISP Excess payment you are eligible to receive upon termination of employment is less than $1,917.30, then the Company will provide a supplemental payment (the "SISP Excess Shortfall"). Any such supplemental payment will be paid in a lump sum as soon as practicable after the date of your termination of employment (or the date 6 months thereafter if you are determined to be a "specified employee," as that term is used in Section 409A(a)(2)(B) of the Internal Revenue Code). Such lump sum payment will be equal to the then present value of the SISP Excess Shortfall, assuming the SISP Excess Shortfall payments were made through August, 2019, and using the interest rate used for purposes of calculating actuarially equivalent lump sum benefits under the pension plan, as in effect at the time of such payment. Any such supplemental payment will be paid from the general assets of the Company, not under the SISP.

Please note the following two points relating to the SISP Excess benefit:

1.
The benefit is paid to you through August, 2019, which is the month immediately prior to your 65th birthday. If you separate employment at age 65 or later, you are not entitled to a SISP Excess benefit and will not be entitled to a supplemental SISP excess benefit under this agreement.

2.	There is no lump-sum distribution option for the SISP Excess after 2006 due to the American Jobs Creation Act of 2004.

SISP Basic: You will remain at a Level 67, which carries an annual Survivors benefit of $468,600 for 15 years, or an annual Retirement benefit of $234,300 for 15 years.

Other Benefits: Eligibility for the standard array of employee benefits offered to similarly situated MDU Resources Group, Inc. executives.

As a final note, your employment as EVP-Administration is “at will”, which means the relationship can be terminated by you or the company at any time and for any reason; nothing in this letter should be construed as a guarantee of future employment.

If these employment terms are acceptable, please sign and date below and return this letter to me.

Sincerely,

/s/ Terry D. Hildestad
Terry D. Hildestad
President and Chief Operating Officer

I agree to the terms of Employment as described above:

/s/ John K. Castleberry
John K. Castleberry

Date: 2-27-06